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                                                                     EXHIBIT 4.4

                      FORM OF FIRST SUPPLEMENTAL INDENTURE
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                          BOSTON SCIENTIFIC CORPORATION

                                              AS ISSUER

                               JPMORGAN CHASE BANK
                        (f/k/a The Chase Manhattan Bank)

                                             AS TRUSTEE

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                          First Supplemental Indenture

                          Dated as of December 6, 2001

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                                  $500,000,000

                         6 5/8% Notes due March 15, 2005

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                          FIRST SUPPLEMENTAL INDENTURE

          First Supplemental Indenture (this "Supplemental Indenture") dated as of December 6, 2001 between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the "Company"), and JPMORGAN CHASE BANK (f/k/a The Chase Manhattan
Bank), as Trustee (the "Trustee").

                                   WITNESSETH:

          WHEREAS, in accordance with Section 902 of the Indenture relating to the 6[SYMBOL]% Notes due 2005 of the Company (the "Securities"), dated as of September 1, 1997 (the "Indenture"), the Trustee, the Company and the Holders of at least a majority in principal amount at maturity of the Securities outstanding as of the date hereof desire to amend certain terms of the Indenture as described below;

          WHEREAS, the Company intends to increase its financing flexibility to permit, among other things, an increased ability to secure its payment obligations with respect to possible future financings of the accounts receivable of the Company or its subsidiaries;

          WHEREAS, in accordance with the terms of the Indenture, Holders of or in excess of a majority in aggregate principal amount of the outstanding Securities have consented to the amendments set forth herein;

          WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto and the Trustee has received an Opinion of Counsel pursuant to Section 903 of the Indenture, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture and effectively amending the Indenture as set forth herein have been duly taken;

          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 101. DEFINITIONS.

          All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Indenture.

          SECTION 201. AMENDMENTS TO THE INDENTURE.

          Subject to Section 301 hereof, the Indenture is hereby amended as follows:

          (a) AMENDMENT TO SECTION 101. Section 101 of the Indenture is hereby amended by adding the following definitions:

          "CONSOLIDATED TANGIBLE ASSETS": at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

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          "CONSOLIDATED TOTAL ASSETS": at any date, the net book value of all assets of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

          "RECEIVABLES": any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

          "RECEIVABLES TRANSACTION": any transactions or series of related transactions providing for the financing of Receivables of the Company or any of its Subsidiaries.

          (b) AMENDMENT TO SECTION 1009. Section 1009 of the Indenture is hereby amended by deleting the "." from the end of clause (i) thereof and substituting in lieu thereof the following:

          ";(j) Liens pursuant to any Receivables Transactions in an aggregate principal amount not exceeding 15% of Consolidated Tangible Assets."

          SECTION 301. CONFIRMATION; EFFECTIVENESS. As amended by this Supplemental Indenture, the Indenture and the Securities are ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. The provisions of this Supplemental Indenture shall become operative as of the date of this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute but one and the same instrument.

          SECTION 401. TRUST INDENTURE ACT. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the "TIA"), such required provision of the TIA shall control.

          SECTION 501. GOVERNING LAW. This Supplemental Indenture shall be deemed governed by the internal laws of the State of New York.

          SECTION 601. RIGHTS OF TRUSTEE. Without limiting any other protections or rights afforded the Trustee at law, by contract or otherwise, the Trustee will be entitled to the full benefits afforded by Sections 602 and 603 of the Indenture in connection with its execution and delivery of this Supplemental Indenture.

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          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first written above.

                                            BOSTON SCIENTIFIC CORPORATION

                                            By:
                                                --------------------------------
                                                Title:

                                            JPMORGAN CHASE BANK (f/k/a The Chase
                                               Manhattan Bank), as Trustee

                                             By:
                                                --------------------------------
                                                Title: